UBS

The Organization Regulations

of UBS AG

Valid as of 1 January 2017

Annex A – Organizational chart of UBS AG
Annex B – Key approval authorities
Annex C – Charter for the Committees of the Board of Directors of UBS AG

Contents

The Board of Directors of UBS AG approved the Organization Regulations on 1 December 2016.

Abbreviations and defined terms

In these Organization Regulations all references to the generic masculine apply equally to both sexes.

The following defined terms are used herein:

AC	Audit Committee
Agenda	Agenda with matters to be dealt with at a Board, Committee or EB meeting
AGM	Annual General Meeting of the shareholders of UBS AG
ALCO	Asset and Liability Management Committee, established by the EB pursuant to section 14.2
ALM Authorities	Asset and Liability Management Authorities – Internal document setting out the high-level delegated authorities within the Group for treasury management
Annexes	Annexes to these ORs
AoA	Articles of Association of UBS AG
BD/BDs	Business divisions, organizational units of the business as set out in the UBS Group AG Organization Regulations
Board/BoD	Board of Directors of UBS AG
Business regulations	Regulations issued by the Executive Board, if any, organizing the business within the key authorities and responsibilities allocated to the EB (subject to mandatory provisions of Swiss law) that are not otherwise allocated by the AoA and these ORs
CC	Corporate Center, organizational unit which comprises the functions as set out in the UBS Group AG Organization Regulations
CD	Certificates of deposit
CFO	Chief Financial Officer of UBS AG
Chairman	The Board member who is proposed by the Board to be Chairman and elected by the general meeting of shareholders
Chairpersons	The Board members who chair the Board Committees
Circular resolution	Resolution in writing, made pursuant to the rules set out in section 7.4
CO	Swiss Code of Obligations
COO	Chief Operating Officer of UBS AG
Code of Conduct and Ethics	Code of Conduct and Ethics of UBS
Committees	Committees of the Board as set out in section 2.1 (see also AC and RC)
Committees charter	Annex C of the ORs which sets out the objectives, composition and responsibilities of the Committees
Company Secretary	Secretary of the Board
Conflict of interest	Any personal interest, or the interest of a closely related person or company, that a Board member or Executive might have in a particular matter which does or might be regarded as conflicting with the interests of UBS AG and/or the Group
Corporate bodies	The Board and bodies of UBS AG exercising delegated Board functions, such as all Board Committees, the EB, committees established by the EB, IA of UBS AG or other bodies mentioned herein
CP	Commercial paper
CRO	Chief Risk Officer of UBS AG
D	Director
Divisional Presidents	Divisional Presidents are the heads of the respective BD, and their responsibilities and authorities are set out in the UBS Group AG Organization Regulations
ED	Executive Director
EGM	Extraordinary General Meeting of the shareholders of UBS AG
Executive/Executives	Any or all EB member(s) and GMD(s)
Executive Board/EB	Executive Board of UBS AG
External auditors	External auditors of UBS AG

Financial statements	Quarterly and annual financial statements of UBS AG
FINMA	Swiss Financial Market Supervisory Authority
GC	General Counsel of UBS AG
GMD	Group Managing Director
Group CEO	Group Chief Executive Officer
Group CFO	Group Chief Financial Officer
Group COO	Group Chief Operating Officer
Group CRO	Group Chief Risk Officer
Group GC	Group General Counsel
Group Head HR	Group Head Human Resources
Group IA	Internal Audit of the Group
Head HR	Head Human Resources of UBS AG
HR	Human Resources
IA	Internal Audit of UBS AG under the oversight of the IA Executive UBS AG
IA Executive UBS AG	IA Executive of UBS AG
LSC	Legal Structure Committee
MD	Managing Director
Minutes	Minutes of a Board meeting as further defined in section 6.8 or minutes of a Committee meeting or an EB meeting
Non-executive	Board member who does not perform management functions within UBS Group AG and/or UBS AG
ORs	Organization Regulations of UBS AG including the annexes, which are an integral part of these
President of the EB	President of the Executive Board of UBS AG
RC	Risk Committee
Regional Presidents/RP	Regional Presidents whose responsibilities and authorities are set out in the UBS Group AG Organization Regulations and in the respective terms of reference
Risk Authorities	Internal document setting out the high-level delegated authorities for risk management and control including risk limits, transactions and positions
Shareholders	Shareholders of UBS AG
SOX	Disclosures required under the US Sarbanes-Oxley Act
SPE	Special Purpose Entity
Stakeholders	Persons, groups or organizations that have a direct or indirect stake in UBS AG and may, as a result, affect or be affected by UBS AG's actions, objectives and policies
Treasury	The treasury function of UBS AG, which is responsible for the efficient management of UBS AG's financial resources, including balance sheet and capital management, interest rate and currency management, liquidity and funding management
UBS/Group	UBS Group AG and its subsidiaries; the UBS group of companies
UBS AG Entities	All subsidiaries (excluding SPEs) which are either wholly or majority, directly or indirectly owned or otherwise controlled by UBS AG, which are intended to be held indefinitely
UBS Group AG	UBS Group AG; the listed parent company of the Group
Vice Chairmen	The Board members who are appointed by the Board to be Vice Chairmen

Introduction

1 Basis and purpose

1.1 These ORs are enacted by the Board of UBS AG pursuant to article 716b of the CO and articles 24 and 26 of the AoA. **Basis**

1.2 The purpose of these ORs is: **Purpose**
- (i) to implement and supplement requirements contained:
  - (a) in applicable laws;
  - (b) in regulatory and stock exchange rules; and
  - (c) in the AoA; and
- (ii) to define the functions, responsibilities and authorities of UBS AG's corporate bodies and their members, in each case with regard to applicable codes of best practice.

2 Organization of UBS AG

2.1 UBS AG and its business are organized as follows: **Organization in general**
- (i) The Board, under the leadership of the Chairman, decides on the strategy of UBS AG upon recommendation of the President of the EB, exercises the ultimate supervision over management, appoints and removes EB members, and performs the other duties described herein.
- (ii) As provided by mandatory law, rules and regulations, the AoA or these ORs, the management of UBS AG is delegated to the EB under the leadership of the President of the EB. In addition, the EB includes the CFO, the COO, the CRO, the GC, the Head HR, the Regional Presidents and the Divisional Presidents (see sections 17 to 23) and such further EB members as are proposed by the President of the EB and appointed by the Board. Under consideration of applicable regulatory requirements, the President of the Executive Board of UBS Switzerland AG may not be a member of the UBS AG EB.
- (iii) The following Committees (as described herein and in Annex C) assist the Board in the performance of its responsibilities:
  - (a) the Audit Committee; and
  - (b) the Risk Committee.

2.2 The organizational chart of UBS AG is shown in Annex A. The delineation of the key approval authorities of the corporate bodies is set out in Annex B, and Annex C sets out the objectives, composition, responsibilities and authorities of the BoD Committees. **Structure of the ORs**

2.3 UBS Group AG as the listed parent company of the Group controls directly or indirectly all subsidiaries, including UBS AG, and leads the Group by setting a harmonized strategic direction. UBS Group AG further sets principles and organizational structures to enable efficient and coordinated steering and control of its subsidiaries. Notwithstanding this, the legal independence of UBS AG and the provisions of applicable local laws, rules and regulations relating to UBS AG must be observed to the extent legally required. **Group steering**

2.4 UBS AG is a subsidiary of UBS Group AG. As such it may fulfill strategic, financial and management functions not only for itself, but also with respect to the Group. In view of this function, the corporate bodies of UBS AG may have to resolve on matters that pertain both to UBS AG and the Group. To this end, UBS AG: **UBS AG as a subsidiary of UBS Group AG**
- (i) develops and implements its business strategies and business plans, as well as appropriate risk management and internal control frameworks, in accordance with strategies, targets and policies defined by the Group;
- (ii) manages its subsidiaries in accordance with the UBS entity framework. UBS AG issues the necessary regulations, policies and instructions, ensures logistical support, maintains commensurate control functions and allocates the authority necessary for an orderly and efficient conduct of the business of its subsidiaries; and
- (iii) works closely with the business divisions and the Corporate Center of the Group in order to identify and benefit from synergies and to realize earnings potential and cost savings.

2.5 The banking business of UBS AG is performed by itself and its direct or indirect subsidiaries. Each subsidiary has its own constitutional documents, which must be in line with applicable local laws, rules and regulations. **Banking business of UBS AG**

2.6 Subject to and in accordance with applicable local laws, rules and regulations, corporate bodies and Executives are bound to ensure transparency and collaboration within the Group and may have additional responsibilities and reporting lines within the Group in addition to their reporting lines within UBS AG.

Transparency, collaboration and reporting within the Group

3 Board membership

3.1 Following consultation with the Chairman, the Board proposes individuals for election by the shareholders. In making such recommendations, the Board must take into consideration the need for appointments to the Committees in accordance with Annex C. **Election proposal**

3.2 The Board's proposal for election must be such that one-third of the Board members of UBS AG will be independent. For this purpose, independence is determined in accordance with FINMA circular 08/24 "Supervision and Internal Control." There must, furthermore, be a sufficient number of Board members who meet the independence criteria for the Committee members set out in section 2 of Annex C. The Chairman does not need to be independent. **Independence of Board members**

3.3 Each Board member must notify the Chairman immediately if his circumstances change in a manner that may affect his independence. **Notification duty**

4 Constitution

4.1 The Board consists of five to twelve Board members as per article 18 of the AoA. **Number of members**

4.2 The term of office for each Board member is one year pursuant to article 19 of the AoA. Subject to election by shareholders, Board members are normally expected to serve for a minimum of three years. No Board member may serve for more than 12 consecutive terms of office; in exceptional circumstances the Board can extend this limit. **Term of office**

4.3 The Board constitutes itself at its first meeting following the AGM. In this meeting the Vice Chairmen, the Committee Chairpersons and the Committee members are appointed among and by the Board members. The Board may remove these Board members from their special functions at any time. **Constitutional meeting**

5 Responsibilities and authorities

5.1 The Board has the responsibilities and authorities set out herein, including all annexes. Mandatory provisions of applicable laws, rules and regulations or rules contained in the AoA override the ORs. **In general**

5.2 The Board is responsible for the overall direction, supervision and control of UBS AG and its management as well as for supervising compliance with applicable laws, rules and regulations. **Supervision**

5.3 The Board has ultimate responsibility for the success of UBS AG and for delivering sustainable shareholder value within a framework of prudent and effective controls and subject to the parameters set by the Group. It decides on UBS AG's strategic aims and the necessary financial and human resources upon recommendation of the President of the EB and sets UBS AG's values and standards to ensure that its obligations to its shareholders and other stakeholders are met. **Ultimate responsibility**

5.4 Taking into account the Group's overall strategy and interests, the Board's ultimate responsibility for strategy and financial success includes in particular: **Strategy and financial success**

(i) deciding on the business strategy of UBS AG upon recommendation of the President of the EB, taking into account the proposals and alternatives presented by the EB;
(ii) approving the overall risk appetite framework of UBS AG, taking into account the recommendations of the RC (see Annex B section 6);
(iii) approving the financial objectives and approving, via the financial planning process, the necessary means to achieve these objectives, including approving a capital allocation framework;
(iv) deciding on whether UBS AG should enter substantial new business areas or exit an existing business area, in cases where the entry or exit is not covered by the current approved strategic framework;
(v) approving major acquisitions, mergers, disposals or capital expenditure; and

(vi) approving all matters and business decisions where such decisions exceed the authority delegated by the Board to the Committees, the EB or the President of the EB.

5.5 With respect to the ultimate responsibility for finance, the Board has in particular the following duties: **Finance**

(i) approving the applicable accounting standards, financial control frameworks and approving significant changes to them;
(ii) annually reviewing and approving the financial business plan;
(iii) reviewing and approving the annual financial statements of UBS AG and where applicable the quarterly financial statements; and
(iv) reviewing and approving the consolidated annual and quarterly financial statements and the consolidated annual report of UBS AG prior to its submission to the AGM.

5.6 With respect to the organization of the business, the Board is in particular responsible for: **Organization**

(i) approving and regularly reviewing the governance principles, internal regulations and policies and the management structures as set out herein;
(ii) regulating and supervising the internal control;
(iii) approving the charter for IA;
(iv) appointing and removing EB members, the Company Secretary and the IA Executive UBS AG and reviewing their performance and planning succession; and
(v) approving the compensation and benefits principles of UBS AG.

5.7 The Board has a duty to convene AGMs and EGMs and to decide on proposals to be made to the shareholders as well as a duty to implement resolutions adopted by the shareholders. **Meetings of shareholders**

5.8 In case of financial difficulties or insufficient equity, the Board must undertake all steps required by Swiss banking law. **Loss of equity**

5.9 The Board makes the legally required decisions in connection with increasing or reducing the share capital. **Share capital**

5.10 The Board may delegate within the limits of mandatory law and the AoA certain parts of its responsibilities and authorities to the Committees, to single Board members and to the EB. **Delegation**

5.11 The Board and the Committees may, in performing their duties, take advice from third parties. **Advice from third parties**

6 Meetings

6.1 The Board meets as often as business requires, and at least six times a year. **Number of meetings**

6.2 Board meetings are convened by the Chairman. Upon written request of any Board member or the President of the EB addressed to the Chairman, he can convene an extraordinary Board meeting in accordance with sections 6.3 and 6.4. **Convening meetings**

6.3 The Chairman or, if he is absent, one of the Vice Chairmen invites the Board members to the Board meetings. **Invitation**

6.4 The invitation contains the agenda and must be sent to Board members and other attendees as a rule at least five business days prior to the date of the Board meeting together with all necessary supporting material. In exceptional cases, supporting material may be sent later to allow the Board to receive the latest available information. This applies in particular to updates on financial data. **Agenda and notice period**

In time-critical cases (as determined by the Chairman at his discretion), a Board meeting may be held and the supporting material may be sent at shorter notice.

6.5 Board meetings are chaired by the Chairman or, in his absence, by one of the Vice Chairmen or, in their absence, by another Board member selected by the Board members present. **Chair**

6.6 The Board may hold Board meetings as determined by the Chairman: **Attendees**
(i) with or without the participation of the President of the EB and all or some of the other EB members; and
(ii) with the participation of other persons, who are invited to attend.

6.7 Board meetings may be held in person, by telephone or video conference. **Meeting format**

6.8 The minutes contain all Board resolutions made and reflect in a general manner the considerations which led to the decisions made. Dissenting opinions of and votes cast by Board members must also be reflected in the minutes. **Minutes of Board meetings**

6.9 The minutes must be signed by the Chairman or the Chairperson and the Company Secretary and must be made available for review and approval prior to the next Board meeting. Board members are entitled to examine the minutes of any Board meeting at any time. **Form of minutes, inspection rights**

7 Resolutions

7.1 Subject to section 7.2, the presence in person or by telephone or video conference of the Chairman, one of the Vice Chairmen as well as the majority of the Board members is required to pass valid Board resolutions. If this quorum is not present, the Chairman or the Chairperson can seek a circular resolution of the Board (see section 7.4). No such quorum is required for decisions confirming, implementing and amending resolutions relating to capital increases (article 22 (2) of the AoA). **Quorum of attendance**

7.2 Board resolutions are passed by an absolute majority of the votes of Board members present; in case of a tie, the Chairman's vote is decisive (article 22 (1) of the AoA). **Quorum of resolutions, decisive vote**

7.3 If time-critical matters arise after a Board meeting has already been convened, such matters may be discussed at the Board meeting and Board resolutions made if a majority of all Board members present agree. **Resolutions on items not on agenda**

7.4 In time-critical cases, Board resolutions may be passed in writing (including by e-mail or other electronic means). A proposal for a circular resolution must be communicated to all Board members and is only deemed to have passed if: **Circular resolutions**
(i) more than two-thirds of all Board members cast a vote or give written notice that they abstain;
(ii) an absolute majority of all Board members casting a vote approve the proposed resolution; and
(iii) no Board member requests a Board meeting in relation to the subject matter of the proposed Board resolution within three business days of receiving notice of the proposal.

7.5 A circular resolution is as binding as a Board resolution adopted at a Board meeting and must be recorded under a separate heading in the Board minutes prepared pursuant to sections 6.8 and 6.9 for the next Board meeting. **Effect of circular resolutions**

8 Information rights

8.1 Board members have access to all information concerning the business and the affairs of UBS AG as may be necessary or helpful for them to fulfill their duties as Board members. **Right of information**

8.2 At Board meetings, any Board member is entitled to request information on any matter relating to UBS AG regardless of the agenda, and the Board or EB members present must provide such information to the best of their knowledge. **Request for information during Board meetings**

8.3 Should a Board member require information or wish to review documents outside a Board meeting, he must address his request – routed through the Company Secretary – to the Chairman. Should a Committee Chairperson require information or wish to review documents outside a Committee meeting, he can, within the range of responsibilities of his Committee, address his request to a member of the EB directly, to the IA or external auditors. The Chairman and the President of the EB must be informed accordingly. **Request for information outside of Board meetings**

9 Board self-assessment

9.1 At least annually, the Board reviews its own performance, as well as the performance of each of the Committees. Such a review seeks to determine whether the Board and the Committees function effectively and efficiently. **Board self-assessment**

9.2 In light of the annual performance evaluation, the Board must consider whether any changes should be made to the membership of the Board or Committees. **Performance evaluation**

10 Chairman

10.1 The Board proposes the Chairman who in turn is elected by shareholders at the general meeting. **Election**

10.2 The Chairman leads the Board. He further coordinates the tasks within the Board and, in particular, calls Board meetings and sets their agenda. **In general**

10.3 The Chairman presides over the AGMs and EGMs. **Shareholders' meetings**

10.4 The Chairman coordinates, together with the Committees' Chairpersons, the work of all Committees. In consultation with the relevant Committee Chairperson, the Chairman or one of the Vice Chairmen may attend meetings of the Committees. **Coordination of Committee work and Chairman's attendance**

10.5 The Chairman, together with the President of the EB, is responsible for ensuring effective communication with shareholders and stakeholders, including government officials, regulators and public organizations. He is the primary representative of the Board and, together with the President of the EB, of UBS AG with the media. **External communication**

10.6 The Chairman establishes and keeps close working relationships with the President of the EB and the other EB members, providing advice and support to them while respecting the fact that day-to-day management responsibility is delegated to the EB under these ORs. He also facilitates a constructive relationship between the Board and the President of the EB and other EB members. **Relationship with Board and EB**

10.7 Further details of the responsibilities and authorities delegated to the Chairman are set out in Annex B. **Further responsibilities and authorities**

11 Vice Chairmen

11.1 The Board appoints one or more Vice Chairmen. A Vice Chairman is required to lead the Board in the absence of the Chairman, to provide support and advice to the Chairman and to undertake such specific additional duties or functions as the Board may entrust to him from time to time. **Appointment and authorities**

11.2 Further details of the responsibilities and authorities delegated to the Vice Chairmen are set out in Annex B. **Further responsibilities and authorities**

12 Company Secretary

12.1 In the constitutional meeting of the Board, the Board appoints a Company Secretary who acts as secretary to the Board and its Committees. **Appointment and function**

12.2 The Company Secretary prepares the agenda for each Board meeting, keeps the Board minutes and the Committees' minutes and assists the Board, the Chairman, the Vice Chairmen and the Committees in coordinating and fulfilling their duties and assignments. **Responsibilities and authorities**

12.3 The Company Secretary reports to the Chairman. **Reporting**

12.4 The Company Secretary is responsible for keeping UBS AG's official company documents and records including their certification. **Official documents**

13 Board Committees

13.1 The Board appoints the AC and the RC as permanent Committees. The Board may set up other Committees (including so-called ad hoc Committees) if the Board deems such other Committees appropriate or necessary. **Permanent and other Committees**

13.2 The Board appoints the Committee members and the respective Committee Chairpersons. **Appointment**

13.3 Based on articles 24 and 26 of the AoA, the Board delegates certain responsibilities and authorities to the Committees pursuant to Annex B and Annex C. **Responsibilities and authorities**

Management

14 Delegation

14.1 The Board delegates the management of the business as set out in section 2.1 (ii). **Delegation of management**

14.2 The President of the EB and the EB may in turn further delegate certain responsibilities and authorities to other Executives and committees and may empower them to further delegate their responsibilities and authorities. Each such delegation must be in writing, and clear rules on responsibilities, authorities and accountabilities must be established. The specific responsibilities and authorities delegated by the EB to a committee of the EB will be set forth in a resolution adopted or a charter approved by the EB. **Further delegation by the EB**

14.3 The EB will establish arrangements to ensure that decisions are made in a time-critical business matter, should the responsible Executive be unable to act. **Time-critical matters**

15 Executive Board

15.1 All EB members (with the exception of the President of the EB) are proposed by the President of the EB. The appointments are made by the Board. **Appointment**

15.2 Under the leadership of the President of the EB, the EB has executive management responsibility for UBS AG and its business. This includes but is not limited to, developing and implementing UBS AG strategies approved by the Board and which take into account the Group's strategies, budgeting, planning and resource allocation, and evaluating and monitoring business performance. This also includes ensuring the efficient use of the financial resources of UBS AG in accordance with Group guidelines, policies and governance over intra-divisional treasury allocations. The EB is also responsible for ensuring effective management and coordination of issues on behalf of UBS AG which arise from interactions and interdependencies between UBS AG and all entities of the Group or UBS AG and the business divisions or Corporate Center. Notwithstanding this, the legal independence of UBS AG and the provisions of applicable local laws, rules and regulations must be observed to the extent legally required. **Responsibilities and authorities**

15.3 The EB constitutes itself as the risk council of UBS AG. In this function, the EB has overall responsibility for establishing and supervising the implementation of risk management and control within UBS AG, including the risk appetite framework and the risk management and control principles, as well as for managing the risk profile of UBS AG as determined by the Board and the RC. The EB determines its own risk reporting requirements that allow for effective risk management and communicates changes to report owners if reporting requirements are not met or changed. Risk reports contain agreed risk measures defined by the EB that allow it to reduce or deal with specific risk situations. Agreed risk measures monitor emerging trends which include forecasts and stress tests. The EB receives periodic updates on limitations that prevent full risk data aggregation in the risk reports. **EB as risk council**

15.4 The EB prepares in its competence area (see sections 15.2 and 15.6) proposals for approval by the Board and supports the Board in its decision-making process. **Preparation of Board decisions**

15.5 The ALCO is responsible for promoting the usage of UBS AG's financial resources in line with the UBS AG and Group strategy and regulatory requirements. The key authorities of the ALCO are set out in this section and in Annex B. Further specific responsibilities and authorities delegated by the EB to the ALCO are set forth in the terms of reference for the ALCO approved by the EB. **ALCO**

15.6 The EB is furthermore responsible for all management matters not reserved under the AoA or the ORs to any other person or body. The EB may delegate such matters, either by issuing its own business regulations or by approving business regulations issued by the Group. Details of the key authorities delegated to the EB are set out in Annex B and are based on article 30 of the AoA. **Further duties**

15.7 Generally, the EB meets at least once every month or as appropriate. The agenda must be sent to the EB members at least five calendar days prior to the date of the EB meeting together with all necessary supporting material. In time-critical cases, an EB meeting (called by the President of the EB as required or at the request of one EB member) may be held and the supporting material may be sent on shorter notice. EB meetings are chaired by the President of the EB or, in his absence, by his nominated deputy. EB meetings may be held in person, by telephone or video conference. **Meetings**

15.8 A majority of EB members are required to be present at an EB meeting either in person or by telephone or video conference, in order to form the necessary quorum. **Quorum**

15.9 The resolutions of the EB are made by the majority of the EB members present. The President of the EB has the power to overrule any EB resolution. If the President of the EB exercises this power, he must inform the Chairman immediately. **Resolutions**

15.10 Minutes are taken of all EB meetings. They contain all resolutions made by the EB. The minutes are sent to all EB members and to the Chairman. Board members may inspect the EB minutes in accordance with section 8. **Minutes**

15.11 With respect to circular resolutions of the EB, sections 7.4 and 7.5 apply mutatis mutandis. **Circular resolutions**

15.12 In time-critical matters, and if it is not feasible to convene a telephone or video conference or to proceed by circular resolution within the time available, the President of the EB may, together with two other EB members of his choice, make decisions, which have the effect of EB resolutions. EB members who could not be reached in time must be informed as soon as possible. **Time-critical matters**

15.13 At least annually, the President of the EB reviews, on the basis of an assessment, the performance of the EB. Such a review seeks to determine whether the EB functions effectively and efficiently. In light of the annual performance evaluation, the President of the EB must consider whether any changes should be made to the composition of the EB. **Assessment**

16 President of the Executive Board

16.1 The President of the EB is appointed by the Board upon proposal of the Chairman. **Appointment**

16.2 The President of the EB is the highest executive officer of UBS AG and has responsibility and accountability for the management and performance of UBS AG. The President of the EB nominates a deputy from within the EB who is confirmed by the Board. The deputy President of the EB shall temporarily exercise all responsibilities and authorities if the President of the EB should be incapacitated or unavailable to exercise his function. **Function, substitution**

16.3 The President of the EB has the overall day-to-day management responsibility for UBS AG. In particular, he is responsible for: **Main responsibilities and authorities**

(i) convening and presiding over the EB meetings;
(ii) leading the business and strategic planning and forecasting;
(iii) the financial results of UBS AG;
(iv) exercising all authorities allocated to UBS AG which are not otherwise delegated;
(v) providing regular updates on the business to the Group CEO, as required;
(vi) effective management of UBS AG's financial resources, people, infrastructure and risks; and
(vii) ensuring effective collaboration with the Group.

The President of the EB assumes a leading role in preparing the Board's consideration of UBS AG's strategy, risk and compensation principles. Together with the Chairman, he has the responsibility for UBS AG's reputation.

16.4 Further details of the responsibilities and key authorities delegated to the President of the EB are set out in Annex B. **Further responsibilities and duties**

16.5 The President of the EB has an all-encompassing right to information about and examination of all matters handled in the business. He has the power to overrule any decisions made by any management body, including any resolution by the EB (see section 15.9).

Right to overrule decisions

16.6 The President of the EB ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. The President of the EB (either personally or through any other EB member) regularly informs the Board on the current business development and on important business issues, including all matters falling within the duties and responsibilities of the Board. Such reports must cover:
(i) key performance indicators and other relevant financial data of UBS AG;
(ii) existing and emerging risks;
(iii) updates on developments in important markets and on peers; and
(iv) information on all issues which may affect the supervisory or control function of the Board.

Reporting to the Board

17 Chief Financial Officer

17.1 The CFO is responsible for:
(i) ensuring transparency in, and the appraisal of, the financial performance of UBS AG, for UBS AG's financial accounting, controlling, forecasting, planning and reporting processes and for providing advice on financial aspects of strategic projects and transactions;
(ii) the management of the aligned treasury management and controlling functions of UBS AG; and
(iii) the management and control of UBS AG's tax affairs and for treasury and capital management, including management and control of funding and liquidity risk with independent oversight from the CRO, and for UBS AG's regulatory capital ratios.

Responsibilities and authorities

After consultation with the AC, he makes proposals to the Board regarding the standards for accounting adopted by UBS AG and defines the standards for financial reporting and disclosure. Together with the President of the EB, he provides external certifications under sections 302 and 404 of the Sarbanes-Oxley Act 2002. The CFO supports the President of the EB in strategy development and key strategic topics.

17.2 The CFO coordinates, under the supervision of the AC, the working relationships with the external auditors.

External auditors

17.3 Further details of the responsibilities and key authorities delegated to the CFO are set out in Annex B.

Further duties

17.4 The CFO reports to the President of the EB and to the Group CFO and has an obligation to advise the Chairman as well as the AC or RC on significant issues arising in the field of his responsibilities.

Reporting

18 Chief Operating Officer

18.1 The COO is responsible for providing quality, cost-effective and differentiating IT services and tools in line with the needs of the BDs and CC operating out of UBS AG and for the delivery of a wide range of operational services across such BDs and the regions in which UBS AG is present. He is further responsible for efficiently supplying real estate infrastructure and general administrative services, directing and controlling all supply and demand management activities, supporting UBS AG with its third-party sourcing strategies and taking responsibility for the bank's near-/offshore, outsourcing and supplier-related processes.

Responsibilities and authorities

18.2 Further details of the responsibilities and key authorities delegated to the COO are set out in Annex B.

Further duties

18.3 The COO reports to the President of the EB and has an obligation to advise the Chairman on significant issues arising in the field of his responsibilities.

Reporting

19 Chief Risk Officer

19.1 The CRO is responsible for the development of UBS AG's risk appetite framework, its risk management and control principles and risk policies within the parameters set by the Group. In accordance with the risk appetite framework approved by the Board, the CRO is responsible for: **Responsibilities and authorities**

(i) the implementation of appropriate independent control frameworks for credit, market, treasury, country, compliance and operational risks within UBS AG;
(ii) the development and implementation of the frameworks for risk measurement, aggregation, portfolio controls and, jointly with the CFO, for risk reporting; and
(iii) decisions on transactions, positions, exposures, portfolio limits and risk provisions/allowances in accordance with the risk control authorities delegated to him.

The CRO has management responsibility over the risk control functions, and monitors and challenges the bank's risk-taking activities. He is also responsible for maintaining a control framework to ensure that UBS AG meets relevant regulatory and professional standards in the conduct of its business and coordinates in this respect with the GC.

19.2 Further details of the responsibilities and key authorities delegated to the CRO are set out in Annex B and in the Risk Authorities. **Further duties**

19.3 The CRO reports to the President of the EB and the Group CRO and has an obligation to advise the Chairman as well as the RC on significant issues arising in the field of his responsibilities. **Reporting**

20 General Counsel

20.1 The GC is responsible for UBS AG's legal matters, policies and processes and for managing the legal function for UBS AG. He is further responsible for reporting legal risks and managing material litigation in close cooperation with other legal functions of the Group as required. **Responsibilities and authorities**

20.2 Further details of the responsibilities and key authorities delegated to the GC are set out in Annex B. **Further duties**

20.3 The GC reports to the President of the EB and the Group GC and has an obligation to advise the Chairman as well as the AC or RC on significant issues arising in the field of his responsibilities. **Reporting**

21 Head Human Resources

21.1 The Head HR is responsible for defining and executing a human resources strategy aligned to UBS's objectives and positioning UBS AG as employer of choice. He is further responsible for ensuring cost-efficient operational and advisory services to employees as well as strategic advice to managers and executives, supporting them to attract, engage, develop and retain talent. **Responsibilities and authorities**

21.2 Further details of the responsibilities and key authorities delegated to the Head HR are set out in Annex B. **Further duties**

21.3 The Head HR reports to the President of the EB and the Group Head HR and has an obligation to advise the Chairman on significant issues arising in the field of his responsibilities. **Reporting**

22 Regional Presidents

22.1 The Regional Presidents are responsible for cross-divisional collaboration and representing the Group to the broader public in their region. Further details of the key authorities delegated to the Regional Presidents are set out in Annex B, and their further **Responsibilities and authorities of Regional Presidents**

responsibilities, authorities and duties are governed by provisions set out by the Group. The Regional Presidents report to the President of the EB and the Group CEO.

23 Divisional Presidents

Responsibilities and authorities of Divisional Presidents

23.1 The Divisional Presidents propose BD strategies taking into account input from the Regional Presidents and are responsible for the operation and management of their BD and for controlling and administering the dedicated financial resources, risk appetite, people and infrastructure of the BD. Their further responsibilities, authorities, and duties are governed by provisions set out by the Group. The Divisional Presidents report to the President of the EB and the Group CEO.

Internal Audit

24 Scope, responsibilities, authorities and reporting

24.1 IA is the internal audit function for UBS AG. **Scope**

24.2 IA independently, objectively and systematically assesses in particular the: **Responsibilities**
(i) effectiveness of processes to define strategy and risk appetite as well as the overall adherence to the approved strategy;
(ii) effectiveness of governance processes;
(iii) effectiveness of risk management, including whether risks are appropriately identified and managed;
(iv) effectiveness of internal controls, specifically whether they are commensurate with the risks taken;
(v) soundness of the risk and control culture;
(vi) effectiveness and sustainability of remediation activities, originating from any source;
(vii) reliability and integrity of financial and operational information, i.e. whether activities are properly, accurately and completely recorded, and the quality of underlying data and models; and
(viii) effectiveness of processes to comply with legal, regulatory and statutory requirements (such as the provisions of the AoA), as well as with internal policies (including these ORs) and contracts, i.e. assessing whether such requirements are met, and the adequacy of processes to sustainably meet them.

24.3 Details of the role, responsibilities and authorities of IA are set out in the charter for Group IA, which is also to be endorsed by the Board for its applicability to UBS AG. **Charter**

24.4 IA possesses unrestricted auditing rights within UBS AG; it has access at all times to all accounts, books, records, systems, property and personnel in order to fulfill its auditing responsibilities. The IA Executive UBS AG has open, direct and unrestricted access to the Chairman, the RC and the AC as well as to the President of the EB. **Access rights**

24.5 IA is independent in determining its activities (e.g. when defining audit scope and executing audit engagements). IA reports are not subject to any instructions or restrictions, and its power to audit is unrestricted. **Independence**

24.6 The IA Executive UBS AG reports functionally to the AC as well as to the Head of Group IA in line with the responsibilities of the AC as set forth in Annex C 5.2 (iii). Additionally he reports directly to the Chairman. **Reporting**

The AC must be informed of the results of the annual internal audit plan and status of annual internal audit objectives and must be in regular contact with the IA Executive UBS AG.

25 Organization

25.1 The IA Executive UBS AG is appointed by the Board in consultation with the Chairman and the AC based on a proposal by the Head of Group IA. **Appointment**

25.2 The AC may request special audits to be conducted within its area of responsibility. Separately, other Board members, Committees or the President of the EB may also request such audits with the approval of the AC. The AC may also mandate third parties with the execution of special audits and informs IA as appropriate. **Special audits**

Special provisions

26 Authority to sign

26.1 **In general**
Signing in the name of UBS AG requires two authorized signatures to be binding. Any employee of UBS AG having one of the following ranks or functions is authorized to sign, jointly with another authorized signatory, on behalf of UBS AG:
(i) the Chairman and each of the Vice Chairmen;
(ii) each of the EB members;
(iii) the IA Executive UBS AG and the Company Secretary;
(iv) each of the GMDs;
(v) each of the MDs, EDs and Ds or senior employees with equivalent ranks;
(vi) each of the Associate Directors (including "Prokuristen," as applicable); and
(vii) for specified locations, each of the Authorized Officers (including "Handlungsbevollmächtigte," as applicable).

26.2 **Signing policy**
The GC issues a signing policy for UBS AG, specifying all details, including but not limited to the scope of signature authorities and possible extensions, exceptions to the joint signature authority principle, and the possibility for signatories of UBS AG to sign on behalf of UBS AG Entities and vice versa. In addition, UBS AG Entities establish their respective rules, according to mandatory provisions of local law, rules and regulations.

27 Form of signature

27.1 **Signature form**
All authorized signatories sign by adding their signature to the name of the legal entity on whose behalf they act.

28 Conduct of Board members and Executives

28.1 **Duty of care and loyalty**
Each Board member and all Executives are under a duty to carry out their responsibilities with due care and to safeguard and further the interests of UBS AG and of all of its shareholders.

28.2 **Conflicts of interest**
The Board members and Executives arrange their personal and business affairs so as to avoid, as much as possible, a conflict of interest.

28.3 **Disclosure of conflict of interest**
Each Board member and Executive must disclose to the Chairman or, respectively, the President of the EB the nature and extent of any conflict of interest generally arising or relating to any matter to be discussed at a meeting, as soon as the Board member or Executive becomes aware of its existence.

28.4 **Procedural measures**
Subject to exceptional circumstances in which the best interests of UBS AG dictate that the Board member or Executive with a conflict of interest shall not participate in the discussions and decision-making involving the interest at stake, the Board member or Executive with a conflict of interest shall participate in discussions and a double vote (meaning a vote with and a vote without the conflicted individual) shall take place. A binding decision on the matter requires the same outcome in both votes. The Chairman or, respectively, the President of the EB must advise the respective corporate body of the conflict of interest and record the existence of the conflict in the meeting minutes. In the event of doubt, the Chairman or, respectively, the President of the EB shall request the respective corporate body to determine whether a conflict of interest or exceptional circumstances exist.

28.5 **Duty of confidentiality**
Each Board member and Executive keeps all information – except information already in the public domain – relating to UBS AG, which he has learned during the performance of his duties, strictly confidential at all times. Such information may only be disclosed to third parties with prior written clearance from the Chairman or the President of the EB. This obligation and duty continues even after the term of office of the Board member or Executive has expired for as long as the relevant information remains confidential.

28.6 If a Board member or an Executive becomes aware of the fact that he may receive a financial or non-financial benefit other than any salary, remuneration or other benefit from UBS AG, as a result of his employment with UBS AG, that person must: **Benefits of Board members and Executives**

(i) promptly inform the Board, in the case of a Board member or the President of the EB; and

(ii) promptly inform the President of the EB, in the case of an Executive other than the President of the EB.

29 Entry into force, amendments

29.1 These ORs replace the former regulations of 1 January 2016 governing the internal organization of UBS Group AG and UBS AG and come into effect on 1 January 2017, based on a Board resolution of UBS AG dated 1 December 2016. **Entry into force**

29.2 These ORs may be amended by the Board only with the approval of the FINMA. **Amendments**

Annex A – *Organizational chart of UBS AG*

Organizational chart of UBS AG


UBS Group AG (Shareholder)
Chairman
Board of Directors of UBS AG
Audit
Committee
Risk
Committee
President of the Executive Board
Executive Board of UBS AG
Asset and Liability Management
Committee

Annex B – *Key approval authorities*

Contents

Key approval authorities

All references to amounts are in million CHF unless specified otherwise.
A = Approval; I = Information; P = Proposal; X = Proposal and approval authority (= initiative and execution) attributed.

This annex outlines and provides further details on the key approval authorities of the BoD as described in the AoA and these ORs and on authorities specifically delegated to the President of the EB and the EB, including the ALCO. As set out in section 15.6 of the ORs, the EB is responsible for all management matters not reserved under the AoA or the ORs to any other person or body and may delegate such matters, either by issuing its own business regulations or by approving business regulations issued by the business divisions or the Corporate Center.

The Organization Regulations of UBS Group AG and the business regulations of the affected business divisions and the Corporate Center, including the delegation of authorities, must be applied by UBS AG and its corporate bodies in addition to this annex, to the extent they do not conflict with applicable laws, rules and regulations. The key approval authorities contained in this annex must be exercised within the parameters set by the Group.

When the EB or ALCO has proposal responsibility, a proposal must be brought to the respective body by the topic owner. If the proposal is endorsed by the EB/ALCO, the topic owner is then responsible for bringing the proposal to the subsequent approval level. Unless otherwise noted, the Head HR is the topic owner for items under section 4, the CFO for items under sections 3 and 5, and the CRO for items under section 6.

	BoD	Chairman/ BoD Committees	President of the EB	EB	Remarks
1 Organizational structure of UBS AG					
1.1 AoA	A*				*To be submitted to general shareholders' meeting for approval
1.2 Organization Regulations (including annexes)	A*			P	*Subject to FINMA approval
1.3 Terms of reference for the ALCO				A: EB P: CFO	
2 Strategy of UBS AG					
2.1 Strategy of UBS AG	A*		P	P	*Within the parameters set by the Group
2.2 Three-Year Strategic Plan and One-Year Operating Plan of UBS AG	A*			P	*Within the parameters set by the Group
					Key approval authorities allocated to the RPs are to be exercised in consultation with the Divisional Presidents The relevant RP is designated by the geographical location/presence of the UBS Entity, branch or representative office
3 Legal structure: UBS AG Entities, branches and representative offices					
3.1 UBS AG Entities: incorporation, dissolution, reactivation, Group internal transfer of legal ownership (including partial transfer and Group internal merger) and change of legal form of UBS AG Entities with equity of:				A*: EB: > 500/ A*: CFO: 500 P: RP	In case of a merger, the equity of the UBS Entity or UBS Entities entities which will be dissolved determines the required approval level Subject to LSC sign-off *Within the parameters set by the Group
3.2 Branches and representative offices: establishment, closure, reactivation and internal transfer of legal ownership of branches (including sub-branches) and representative offices (or similar setups such as agencies or satellite offices) of UBS AG				A*,** P: RP	Branches and representative offices outside the home country of the parent entity are subject to LSC sign-off *Excluding local bank branches in Switzerland, for which the approval authority is with RP Switzerland **Within the parameters set by the Group
3.3 Acquisitions and divestments (share and asset deals with third parties; including increase or decrease of ownership in UBS AG Entities and sale/purchase of business lines) with total consideration of:	A*: > 500 I: > 50		I**	A*: EB: 500/ A*: CFO: 50 P: RP	*Within the parameters set by the Group **All transactions prior to entering into any commitment
3.4 Application for or return of bank, broker and/or dealer license or other significant financial services license; material extension of such existing license				A* P: RP	Determination of significance or materiality is in the responsibility of the relevant BD's general counsel having regard to the financial, reputational or strategic impact *Within the parameters set by the Group
3.5 Funding and financial management of UBS AG Entities					
3.5.1 Capital increase* and reduction/redemption of UBS AG Entities** (individual or cumulative p.a. per entity)	A***: > 1,000	P: RC > 1,000		A***: ALCO: 1,000 A***: CFO:	*Includes payments in/from share premium accounts, profit retention, debt forgiveness, equity-like lending, capital injections and other measures with similar effect

	BoD	Chairman/ BoD Committees	President of the EB	EB	Remarks
				500 P: RP	**Includes branches of UBS AG and UBS AG Entities subject to local tax and/or regulatory capital requirements ***Within the parameters set by the Group
3.5.2 Parental support for UBS AG Entities	A*: > 1,000	P: RC > 1,000		A*: ALCO: 1,000/ A*: CFO: 500 P: RP	*Within the parameters set by the Group
3.6 Purchase, sale, increase, decrease and write-downs/-offs of Infrastructure Holdings held by UBS AG or a UBS AG Entity (values not cumulative)	A*: > 1,000			A*: EB: 1,000/ A*: CFO: 50	Investments into the asset class "infrastructure and utilities" are classified as Commercial Holdings and subject to the Risk Authorities * Within the parameters set by the Group

4 Personnel and compensation of UBS AG

	BoD	Chairman/ BoD Committees	President of the EB	EB	Remarks
4.1 Appointments, removals and succession planning					
4.1.1 Appointments and removals					
4.1.1.1 Chairman/BoD members	A*, ***	P**, ***: Chairman			*To be submitted to a general shareholders' meeting for approval **Except for Chairman's own appointment ***Within the parameters set by the Group
4.1.1.2 President of the EB	A*	P*: Chairman			*Within the parameters set by the Group
4.1.1.3 Other EB members (excluding President of the EB)	A*		P*		*Within the parameters set by the Group
4.1.1.4 Company Secretary and IA Executive UBS AG*	A	P*: Chairman			*IA Executive UBS AG is appointed by the BoD in consultation with the Chairman and the AC based on a proposal by the Head of Group IA
4.1.1.5 New hire, promotion or removal of MDs with significant managerial responsibility*			A**		*Significance to be determined by the President of the EB **Within the parameters set by the Group
4.1.2 Succession plans					
4.1.2.1 BoD members		X*: Chairman			*Within the parameters set by the Group
4.1.2.2 President of the EB		X*: Chairman			*Within the parameters set by the Group
4.1.2.3 Other EB members		A*: Chairman	P		*Within the parameters set by the Group
4.2 Mandates					
4.2.1 Non-independent BoD members in listed and non-listed companies	A*				*Only votes from independent BoD members
4.2.2 Independent BoD members and EB members in listed and non-listed companies		A: Chairman			
4.3 Compensation and benefits					
4.3.1 Key terms of compensation plans and programs for Executives and all other employees	A*				*Within the parameters set by the Group
4.3.2 Total compensation and benefits for Executives and all other employees	A*		P		*Within the parameters set by the Group

5 Financial matters of UBS AG

	BoD	Chairman/ BoD Committees	President of the EB	EB	Remarks
5.1 External audit					
5.1.1 Appointment of auditors of UBS AG	A*	P: AC		P	*To be submitted to general shareholders' meeting for approval
5.2 Financial reporting: annual financial statements of UBS AG, consolidated quarterly and annual financial statements and consolidated annual report	A*	P: AC		P	*Annual report is submitted to general shareholders' meeting for approval
5.3 Capital expenditure and operating lease commitments with multi-year P&L impact	A*: > 1,000			A*: EB: 1,000/ A*: COO: 200*	*Within the parameters set by the Group
5.4 Asset and liability management					
5.4.1 Asset and liability management frameworks	A*	P: RC		P: ALCO	Including framework for capital management, capital allocation and liquidity and funding risk *Within the parameters set by the Group
5.4.2 Asset and liability management authorities	A*	P: RC		P: ALCO	*Within the parameters set by the Group
5.4.3 Dividends on UBS AG shares	A*	I: RC		P	*To be submitted to general shareholders' meeting for approval
5.4.4 Increase and decrease of share capital, creation of conditional and authorized capital	A*, **	I: RC		P: ALCO	*To be submitted to general shareholders' meeting for approval **Within the parameters set by the Group
5.4.5 Use of authorized capital	A*			P: ALCO	*Within the parameters set by the Group
5.4.6 Use of conditional capital				A*: ALCO P: CFO	*Notification to the Group ALCO
5.4.7 UBS AG capital plan	A*			P	*Within the parameters set by the Group
5.4.8 UBS AG funding plan*		I: RC		A**: ALCO P: CFO	*Including contingency funding plan **Notification to the Group ALCO

5.4.9.1 Transactions in relation to debt securities for the purposes of executing on capital and funding plans				X*: CFO	Transactions include issue, repurchase and redemption of notes, bonds and other debt securities with similar characteristics (including those qualifying as regulatory capital) *Within the parameters set by the Group
5.4.9.2 Establishment and structural changes (e.g. increase) of debt programs and CD/CP programs		I: RC		I: ALCO X*: CFO	*Within the parameters set by the Group
5.4.10 Sale of UBS AG-originated assets to third parties (including SPEs) as part of asset securitization for funding purposes		I: RC		A*: ALCO P: CFO	*Notification to the Group ALCO
5.5 Taxation					
5.5.1 Corporate income tax audit settlements and establishment, increase or release of tax risk provisions (for any individual item or related collection of items or audit cycle, irrespective of whether there is an income statement effect)	A*: > 1,000			A*: EB: 1,000/ A*: CFO: 250	*Within the parameters set by the Group
5.5.2 Significant tax-sensitive transactions which have the potential to pose significant financial, reputational or regulatory risk to either UBS AG or the client (as defined in applicable internal policies)				A: CFO and CRO	
5.6 Accounting-sensitive transactions which have the potential to pose significant financial, reputational or regulatory risk to either UBS AG or the client (as defined in applicable internal policies)				A: CFO and CRO	

6 Risk management and control of UBS AG

Principally related to market, credit, country and relevant categories of operational risk

6.1 Risk appetite framework for UBS AG					
6.1.1 Risk management and control framework	A*				*Within the parameters set by the Group
6.1.2 Risk appetite (objectives and scenario) for UBS AG		A*: RC**		A: CRO***	*Within the parameters set by the Group **RC approves objectives and binding scenarios and major changes thereto ***CRO approves detail; CRO determines what is considered "major"
6.2 Risk authorities for UBS AG	A*	P: RC		P	*Within the parameters set by the Group

7 Other matters of UBS AG

7.1 Litigation/settlements/provisions involving litigation authorization to:					
7.1.1 Initiate litigation				A*: EB: > 100/ A*: GC: 100	*Within the parameters set by the Group
7.1.2 Conclude settlements*/**	A*: > 250			A*: EB: 250/ A*: GC: 100	*Within the parameters set by the Group
7.1.3 Initiate tax-related litigation				A*: EB: > 100/ A*: CFO and GC: 100	*Within the parameters set by the Group
7.1.4 Conclusion of tax-related litigation settlements	A*: > 250			A*: EB: 250/ A*: CFO and GC: 100	*Taking into account the recommendations of Group Tax
7.1.5 Establishment, change, or release and reclassification of legal, liability and compliance provisions involving litigation	A*: > 250			A*: EB: 250/ A*: GC: 100	*Within the parameters set by the Group
7.2 Approval of IA's annual audit plan and annual audit objectives	I	A*: AC		I	*Proposal by IA Executive UBS AG

Annex C – *Charter for the Committees of the Board of Directors of UBS AG*

Contents

Introduction

1 Basis and purpose

1.1 This Committees charter is enacted by the Board pursuant to articles 716–716b CO, articles 24 and 26 of the AoA and sections 5.10 and 13.3 of the ORs. **Basis**

1.2 The purpose of this Committees charter is to set out the objectives, composition and responsibilities of the Board Committees, being: **Purpose**

(i) the Audit Committee; and
(ii) the Risk Committee.

Membership and constitution

2	**Number of Committee members and their independence**	
2.1	Each Committee must have at least three Committee members.	**Minimum number of Committee members**
2.2	Each Committee must consist of Board members who are non-executive and: (i) with respect to the AC, fulfill the independence criteria set out in sections 2.3 of this Annex C to the ORs; and (ii) with respect to the RC, are all independent as defined by section 3.2 of the ORs.	**Independence**
2.3	Each AC member must be independent as defined by section 3.2 of the ORs and meet the requirements set forth in para. 38 and 40 as well as para. 20 to 24 of the FINMA circular 08/24 "Supervision and Internal Control."	**Special independence rules for AC members**
2.4	The Chairman may attend the meetings of Committees in consultation with the relevant Committee Chairperson.	**Presence of the Chairman**
3	**Constitution**	
3.1	The Committee Chairperson and the Committee members are appointed pursuant to section 4.3 of the ORs, and the Board may remove any Committee member or any Committee Chairperson at any time.	**Appointment and removal by the Board**
3.2	The Company Secretary acts as a secretary to the Committees pursuant to section 12.1 of the ORs.	**Secretary of the Committees**

Responsibilities and authorities

4 Delegation of responsibilities and authorities

In general

4.1 Pursuant to section 13.3 of the ORs, the Committees have the responsibilities and authorities set out in this Committees charter and in Annex B to the ORs. Provisions of applicable laws, rules and regulations or rules contained in the AoA and in the ORs will take precedence over this Committees charter.

5 Audit Committee

In general

5.1 The function of the AC is to serve as an independent and objective body with oversight of:
(i) UBS AG's accounting policies, financial reporting and disclosure controls and procedures;
(ii) the quality, adequacy and scope of external audit;
(iii) UBS AG's compliance with financial reporting requirements;
(iv) the Executives' approach to internal controls with respect to the production and integrity of the financial statements and disclosure of the financial performance; and
(v) the performance of IA in conjunction with the Chairman.

The Executives are responsible for the preparation, presentation and integrity of the financial statements. External auditors are responsible for auditing UBS AG's annual financial statements and reviewing the quarterly financial statements.

Responsibilities and authorities

5.2 The AC's responsibilities and authorities are to:
(i) Financial statements:
(a) review the annual financial statements of UBS AG and where applicable the quarterly financial statements as well as the consolidated annual and quarterly financial statements and consolidated annual report of UBS AG as proposed by Executives with the external auditors and IA in order to recommend their approval (including any adjustments the Committee considers appropriate) to the Board;
(b) periodically assess the organization, efficiency and completeness of the financial-reporting process, including any critical remedial actions or changes being made by the management in relation to such processes;
(c) review and discuss with Executives the management's SOX 404 report in relation to internal controls over financial reporting;
(d) review the implementation of accounting principles and policies applicable to UBS AG;
(e) request such information as the AC deems necessary from Executives or the external auditors in order to evaluate the accuracy of the financial statements, including the appropriateness of the application of accounting policies to the financial statements;
(f) review and discuss with Executives any significant issues relating to the integrity of the financial statements or external disclosures raised by the external auditors, IA, regulators or any other parties;
(g) form an opinion of the adequacy, organization, efficiency and completeness of UBS AG's internal control system and procedures as they relate to the integrity of the financial statements by taking notice of the reports provided by the EB, the external auditors, IA, the RC minutes, reports from regulators or other information as determined by the Committee to be appropriate; and
(h) review arrangements for compliance with UBS AG's legal and regulatory requirements, responsibilities and obligations and associated practices and procedures as they relate to the integrity of the financial statements or financial report;
(ii) External audit:
(a) periodically and at least annually assess the qualifications, expertise, effectiveness, independence and performance of the external auditors and their lead audit partner in order to support the Board in reaching a decision in relation to the appointment or dismissal of the external auditors and the rotation of the lead audit partner;
(b) approve the engagement letter of the external auditors, including the scope of the audit and the fees and terms for the planned audit work;

(c) monitor and discuss with the external auditors the relationship between the external auditors and UBS AG in order to assess the overall effectiveness of the relationship and independence of the external auditors; and

(d) oversee all audit and permitted non-audit services provided by the external auditors and establish such policies as the Committee deems appropriate;

(iii) IA:

(a) annually assess the independence and performance of the IA Executive UBS AG and IA in order to provide recommendations to the Chairman in relation to the effectiveness of the IA Executive UBS AG or IA as an organization;

(b) annually assess and approve the appropriateness of IA's annual audit plan and annual audit objectives including subsequent important amendments; and

(c) monitor IA's discharge of its annual audit objectives;

(iv) Human Resources:

(a) annually provide input on the performance of the CFO, GC and CRO to the President of the EB; and

(b) review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the CFO; and

(v) General:

(a) conduct or direct any investigation, including the retention of external advisors and consultants (at UBS AG's expense), as it considers necessary in order to discharge its responsibilities;

(b) ensure that appropriate whistle-blowing mechanisms are in place and review on a quarterly basis levels of new and pending cases and examples of confidential, anonymous employee submissions of concerns regarding questionable accounting, auditing or other matters;

(c) meet in private sessions as the AC determines appropriate with members of management, the external auditors and IA; and

(d) meet with regulators/third parties in consultation with the President of the EB.

6 Risk Committee

In general

6.1 The function of the RC is to oversee and support the Board in fulfilling its duty to supervise and set an appropriate risk management and control framework in the areas of:

(i) risk management and control, including credit, market, country, legal, compliance, operational and conduct risks;

(ii) treasury and capital management, including funding, liquidity and equity attribution; and

(iii) balance sheet management.

The RC considers the potential effects of the aforementioned risks on UBS AG's reputation. For these purposes, the RC will receive all relevant information from the EB.

Responsibilities and authorities

6.2 The RC's responsibilities and authorities are to:

(i) Risk management and control:

(a) review and propose to the Board the guiding principles and framework for risk management and control (including risk appetite, delegation of risk authorities and major risk limits) relative to UBS AG's operations and recommend any required changes to that framework;

(b) review and approve the risk appetite (including objectives and binding scenarios) relative to UBS AG's activities and risk profiles, including allocation of responsibilities within the risk management and control framework;

(c) review and propose to the Board the risk and treasury management section of the annual report of UBS AG;

(d) assist the Board by reviewing and assessing management's proposals in relation to risk profile and risk capacity and appetite, and making recommendations to the Board in relation to those proposals;

(e) periodically assess the appropriateness of major policies and procedures adopted by the EB relating to the risk management and control of significant risks;

(f) review and make recommendations to the Board based on proposals from the EB in relation to material risk limits and periodically review allocations and authority levels relating to those limits. Material risk limits include those relating to portfolios, concentrations, products, sectors or other categories relevant to the strategy, risk profile and risk capacity of UBS AG as approved by the Board;

(g) review and approve the principal characteristics of UBS AG's risk measurement framework (including changes thereto) used to identify, model, measure, monitor and report risks;
(h) monitor and oversee the risk profile of UBS AG within the context of the Board-determined risk profile, risk capacity and limit structure;
(i) systematically review high-risk areas of UBS AG and assess the effectiveness of the steps taken by the EB to manage or mitigate such risks;
(j) review and assess the asset and liability management framework, liquidity and funding;
(k) review regulatory framework reforms affecting areas within the scope of the RC's mandate and recommend any required changes to the Board;
(l) consider UBS AG's strategy to deal with anticipated or existing high-level risks and assist the Board by reviewing and assessing management's proposals in relation to strategy;
(m) review management's assessments of UBS AG's legal, compliance, operational and conduct risk exposures and related risk-oriented activity plans;
(n) periodically review material communications (including formal assessments) between UBS AG and its principal regulators; and
(o) review projects and remediation activities (as determined by the RC) undertaken by the management to address critical changes to the risk management/control environment;

(ii) Risk reporting:
(a) determine risk reporting requirements that allow for an effective oversight by the RC and communicate changes to report owners if reporting requirements are not met or change;
(b) receive and review risk reports, including reports of management that assess the likelihood of risks materializing, the monitoring of emerging trends via forecasts or stress tests, the adequacy and appropriateness of the internal controls to manage those risks and that contain agreed measures to reduce risks or deal with specific risk situations including stress situations; and
(c) receive periodic updates on limitations that prevent full risk data aggregation in the risk reports; and

(iii) Human Resources:
(a) annually provide input on the performance of the CRO, CFO and GC to the President of the EB;
(b) review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the CRO; and
(c) ensure that the compensation framework appropriately reflects risk awareness and management, and ensures appropriate risk-taking.

7 Further responsibilities and authorities

7.1 The Board may entrust further powers and duties to the Committees by Board resolution. **Further responsibilities and authorities**

8 Delegation to a subcommittee

8.1 Each Committee may delegate some of its tasks to a subcommittee comprised of one or more Committee members. The Chairman must be informed about any such delegation. **Subcommittees**

9 Information rights

9.1 Each Committee may, after consultation with the Chairman, require information and special reports from all EB members and IA on matters relating to its respective responsibilities set out in sections 4 to 8 of this Annex C. **Committees**

9.2 For the information rights of each Board member, see section 8 of the ORs. **Committee members**

10 Advice from third parties

10.1 The Committees may, in performing their duties, take advice from third parties. **Advice from third parties**

Meetings and resolutions of the Committees

11 Meetings

11.1 Each Committee meets as often as its business requires, but at least four times a year for the AC and the RC. — **Number of meetings**

The AC and RC hold at least four joint meetings a year.

11.2 Committee meetings are called and held in compliance with the rules set out in the ORs (see sections 6.2 to 6.5 and 6.7 of the ORs to be applied mutatis mutandis). — **Request, invitation, agenda, notice period and chair of meetings, meeting format**

11.3 Each Committee Chairperson may, on his own motion or upon request of any Committee member or the Chairman, invite Executives as well as other persons to attend Committee meetings. The President of the EB will be informed accordingly. — **Presence of third parties at Committee meetings**

11.4 The AC holds Committee meetings: — **Special rules for the AC**

(i) normally with the participation of the IA Executive UBS AG, representatives of the external auditors, the President of the EB, the CFO, the Group Controller and the Finance COO; and

(ii) periodically, only with the participation of the IA Executive UBS AG, the external auditors, or with members of management, or a combination of any of the aforementioned.

11.5 Generally, the President of the EB, the CFO, the CRO, the GC, the IA Executive UBS AG and representatives of the external auditors participate (to the extent necessary) in each meeting of the RC. The invitation of other Executives is at the discretion of the RC. — **Special rules for the RC**

11.6 Generally, the President of the EB, the CFO, the CRO, the GC, the IA Executive UBS AG and representatives of the external auditors participate (to the extent necessary) in the joint committees' meetings. The joint committees' meetings are chaired by the Chairman. — **Special rules for the joint committees' meetings**

Resolutions are passed by an absolute majority of the Board members present; in case of a tie, the decision is passed on to the Board and decided in accordance with section 7.2 of the ORs.

11.7 Committee minutes must fulfill the conditions set out in sections 6.8 and 6.9 of the ORs and be distributed to the Chairman. — **Minutes**

12 Resolutions and information rights

12.1 Sections 7, 8.2 and 8.3 of the ORs apply mutatis mutandis to the decision-making process and the information rights of the Committees and the Committee members. — **Resolutions and information rights**

Reporting

13 Regular reporting

13.1 **In general**

Each Committee Chairperson ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. Each Committee Chairperson (either personally or through another Committee member) regularly reports to the Board at the Board meetings on the current activities of his Committee and on important Committee issues, including all matters falling within the duties and responsibilities of the Board, namely:
(i) proposals for resolutions to be considered, or other action to be taken by the Board;
(ii) resolutions and decisions made by the Committee and the material considerations that led to such resolutions and decisions; and
(iii) activities and important findings of the Committee.

13.2 **Submitting of proposals and recommendations**

Each Committee Chairperson submits, in writing, the proposals and resolutions mentioned in sections 13.1 (i) and (ii) to the Board unless such proposals are contained in the Committee minutes; the remaining reporting is generally done orally.

13.3 **Annual reporting of the Committees**

Each Committee annually submits a report to the Board, detailing the activities of the Committee during the last twelve months.

14 Special reporting

14.1 **AC**

Following the completion of the audit and the annual financial statements, the AC Chairperson submits annually to the Chairman, for the attention of the Board:
(i) the AC's assessment of the qualification, independence and performance of the external auditors;
(ii) the AC's assessment of the design of UBS AG's internal control system for financial reporting and the coordination and interaction between IA and the external auditors; and
(iii) a recommendation regarding the audited financial statements in UBS AG's annual report.

14.2 **Qualification and performance of IA**

The AC Chairperson submits annually to the Chairman, for the attention of the Board, the AC's assessment of the qualification and performance of IA.

Special provisions

15 Self-assessment and adequacy review

15.1 Each Committee reviews the adequacy of this Committees charter at regular intervals, but at least annually, and recommends to the Board any changes considered to be necessary or appropriate. For the self-assessment, section 9 of the ORs is to be applied mutatis mutandis.

Self-assessment and adequacy review

UBS AG
P.O. Box, CH-8098 Zurich
P.O. Box, CH-4002 Basel

www.ubs.com

UBS